Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated January 22, 2014 PRICING SUPPLEMENT No. 398 dated January , 2014 (To Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)
Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities
Auto-Callable Access Securities with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

■	Linked to the SPDR® S&P® Homebuilders ETF

■

Unlike ordinary debt securities, the securities do not provide for fixed payments of interest, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities pay a contingent coupon, whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you are repaid the original offering price of your securities at stated maturity will depend in each case on the performance of the Fund

■

Contingent Coupon. The securities will pay a contingent coupon on a quarterly basis until the earlier of stated maturity or automatic call if, and only if, the fund closing price of the Fund on the calculation day for that quarter is greater than or equal to the threshold price. However, if the fund closing price of the Fund is less than the threshold price on a calculation day, you will not receive any contingent coupon for the relevant quarter. If the fund closing price of the Fund is less than the threshold price on every calculation day, you will not receive any contingent coupons throughout the entire 2-year term of the securities. The contingent coupon rate will be determined on the pricing date and will be within the range of 5.90% to 6.20% per annum

■

Automatic Call. If the fund closing price of the Fund on any of the first seven quarterly calculation days is greater than or equal to the starting price, we will automatically call the securities for the original offering price plus a final contingent coupon payment

■

Potential Loss of Principal. If the securities are not automatically called prior to stated maturity, you will receive the original offering price at stated maturity if, and only if, the fund closing price of the Fund on the final calculation day is greater than or equal to the threshold price. If the fund closing price of the Fund on the final calculation day is less than the threshold price, you will lose more than 30%, and possibly all, of the original offering price of your securities

■	The threshold price is equal to 70% of the starting price

■

If the securities are not automatically called prior to stated maturity, you will have full downside exposure to the Fund from the starting price if the fund closing price of the Fund on the final calculation day is less than the threshold price, but you will not participate in any appreciation of the Fund and will not receive any dividends on shares of the Fund

■

All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment; if Wells Fargo & Company defaults on its obligations, you will lose some or all of your investment

■	No exchange listing; designed to be held to maturity

On the date of this preliminary pricing supplement, the estimated value of the securities is approximately $975.70 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $972.70 per security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-12.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000	—	$1,000
Total
(1)

Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Investment Description

The Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016 are senior unsecured debt securities of Wells Fargo & Company (“Wells Fargo”) that do not provide for fixed payments of interest, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call upon the terms described in this pricing supplement. Whether the securities pay a quarterly contingent coupon, whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you are repaid the original offering price of your securities at stated maturity will depend in each case upon the performance of the SPDR® S&P® Homebuilders ETF (the “Fund”). The securities provide:

(i)

quarterly contingent coupon payments at a rate of 5.90% to 6.20% per annum (to be determined on the pricing date) until the earlier of stated maturity or automatic call if, and only if, the fund closing price of the Fund on the applicable quarterly calculation day is greater than or equal to 70% of the starting price;

(ii)

the possibility of an automatic early call of the securities for an amount equal to the original offering price plus a final contingent coupon payment if the fund closing price of the Fund on any of the first seven quarterly calculation days is greater than or equal to the starting price; and

(iii)	if the securities are not automatically called prior to stated maturity:

(a)	repayment of the original offering price if, and only if, the Fund does not decline by more than 30% from the starting price to the ending price; and

(b)	full exposure to the decline in the price of the Fund from the starting price if the Fund declines by more than 30% from the starting price to the ending price.

If the fund closing price of the Fund on any quarterly calculation day is less than 70% of the starting price, you will not receive any contingent coupon payment for that quarter. If the securities are not automatically called prior to stated maturity and the Fund declines by more than 30% from the starting price to the ending price, you will lose more than 30%, and possibly all, of the original offering price of your securities at stated maturity. Accordingly, you will not receive any protection if the price of the Fund declines by more than 30% from the starting price to the ending price.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Fund, but you will be fully exposed to the decline in the Fund if the securities are not automatically called prior to stated maturity and the Fund declines by more than 30% from the starting price to the ending price.

All payments on the securities are subject to the credit risk of Wells Fargo.

The Fund is an exchange traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the performance of the S&P® Homebuilders Select Industry™ Index, an equity index that is intended to measure the performance of the homebuilding sub-industry of the S&P® Total Market Index, a benchmark that measures the performance of the United States equity market.

You should read this pricing supplement together with the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

  http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

SPDR®, S&P®, S&P 500® and Select Sector SPDRs® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the SPDR Series Trust (the “SPDR Trust”), SSgA Funds Management, Inc. (“SSgA”) or S&P Financial. None of the SPDR Trust, SSgA or S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of the SPDR Trust, SSgA or S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the SPDR® S&P® Homebuilders ETF.

PRS-2

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Investment Description (Continued)

The original offering price of each security of $1,000 includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities, as well as hedging and other costs relating to the offering of the securities.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the pricing date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—One of Our Affiliates Will Be The Calculation Agent And Has Calculated The Estimated Value Of The Securities And, As A Result, Potential Conflicts Of Interest Could Arise.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates purchases the securities from you at any time up to the issue date or during the 3-month period following the issue date, the secondary market price will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs, which includes the projected profit that is expected to accrue over time, is not fully deducted upon issuance, any secondary market

PRS-3

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Investment Description (Continued)

price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. We expect that this increase will also be reflected in the value indicated for the securities on any brokerage account statements.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

PRS-4

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Investor Considerations

We have designed the securities for investors who:

¡

seek an investment with contingent quarterly coupon payments (at a rate within the range of 5.90% to 6.20% per annum, as determined on the pricing date), until the earlier of stated maturity or automatic call, if, and only if, the fund closing price of the Fund on the applicable quarterly calculation day is greater than or equal to 70% of the starting price;

¡

understand that if the Fund declines by more than 30% from the starting price to the ending price, they will be fully exposed to the decline in the Fund from the starting price and will lose more than 30%, and possibly all, of the original offering price at stated maturity;

¡

are willing to accept the risk that they may not receive any contingent coupon payment on one or more, or any, quarterly contingent coupon dates over the term of the securities and may lose all of the original offering price per security at maturity;

¡	understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be as short as three months;

¡	are willing to forgo participation in any appreciation of the Fund and dividends on shares of the Fund; and

¡	are willing to hold the securities to maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

¡	require full payment of the original offering price of the securities at stated maturity;

¡	seek a security with a fixed term;

¡

are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

¡	are unwilling to accept the risk that the fund closing price of the Fund may decline by more than 30% from the starting price to the ending price;

¡	seek certainty of current income over the term of the securities;

¡	seek exposure to the upside performance of the Fund;

¡	are unwilling to accept the risk of exposure to companies in the homebuilding industry in the United States equity market;

¡	are unwilling to accept the credit risk of Wells Fargo; or

¡	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-5

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Terms of the Securities

Market Measure:	SPDR® S&P® Homebuilders ETF
Pricing Date:	January 22, 2014*
Issue Date:	January 28, 2014* (T+4)
Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with an original offering price of $1,000.
Contingent Coupon Payment:

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the fund closing price of the Fund on the related calculation day is greater than or equal to the threshold price.

If the fund closing price of the Fund on any calculation day is less than the threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the fund closing price of the Fund is less than the threshold price on all quarterly calculation days, you will not receive any contingent coupon payments over the term of the securities.

Each quarterly contingent coupon payment, if any, will be calculated per security as follows: $1,000 x contingent coupon rate x (90/360).

Contingent Coupon Payment Dates:	Quarterly, on the fourth business day following each calculation day (as each such calculation day may be postponed pursuant to “—Postponement of a Calculation Day” below, if applicable).
Contingent Coupon Rate:	The “contingent coupon rate” will be determined on the pricing date and will be within the range of 5.90% to 6.20% per annum.
Automatic Call:

If the fund closing price of the Fund on any of the first seven quarterly calculation days is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the original offering price per security plus a final contingent coupon payment.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Calculation Days:

Quarterly, on the 22nd day of each January, April, July and October, commencing April 2014 and ending January 2016*, each subject to postponement as described below under “—Postponement of a Calculation Day.” We refer to January 22, 2016* as the “final calculation day.”

Call Settlement Date:	Four business days after the applicable calculation day (as such calculation day may be postponed pursuant to “—Postponement of a Calculation Day” below, if applicable).
Stated Maturity Date:

January 28, 2016*. If the final calculation day is postponed, the stated maturity date will be postponed to the later of (i) January 28, 2016* and (ii) three business days after the final calculation day as postponed. See “—Postponement of a Calculation Day” below. If the stated maturity date is not a business day, the payment to be made on the stated maturity date will be made on the next succeeding business day. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.

*To the extent that we make any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-6

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Terms of the Securities (Continued)

Payment at Stated Maturity:

If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the redemption amount (in addition to the final contingent coupon payment, if any). The “redemption amount” per security will equal:

•  if the ending price is greater than or equal to the threshold price: $1,000; or

•  if the ending price is less than the threshold price: $1,000 minus:

	$1,000	x	starting price – ending price
starting price

If the securities are not automatically called prior to stated maturity and the ending price is less than the threshold price, you will lose more than 30%, and possibly all, of the original offering price of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Fund, but you will be fully exposed to a decrease in the Fund if the ending price is less than the threshold price.

Fund Closing Price:

The “fund closing price” with respect to the Fund on any trading day means the product of (i) the closing price of one share of the Fund (or one unit of any other security for which a fund closing price must be determined) on such trading day and (ii) the adjustment factor applicable to the Fund on such trading day.

Closing Price:

The “closing price” with respect to a share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means the price, at the scheduled weekday closing time, without regard to after hours or any other trading outside the regular trading session hours, of the share on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the share (or any such other security) is listed or admitted to trading.

Adjustment Factor:

The “adjustment factor” means, with respect to a share of the Fund (or one unit of any other security for which a fund closing price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of the Fund. See “Additional Terms of the Securities—Anti-dilution Adjustments Relating to the Fund; Alternate Calculation” below.

Starting Price:	, the fund closing price of the Fund on the pricing date.
Ending Price:	The “ending price” will be the fund closing price of the Fund on the final calculation day.
Threshold Price:	, which is equal to 70% of the starting price.
Postponement of a Calculation Day:

If any calculation day is not a trading day, such calculation day will be postponed to the next succeeding trading day. A calculation day is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”

A “trading day” means a day, as determined by the calculation agent, on which the relevant exchange and each related exchange with respect to the Fund or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions. The “relevant exchange” for the Fund means the primary exchange or quotation system on which shares (or other applicable securities) of the Fund are traded, as determined by the calculation agent. The “related exchange” for the Fund means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Fund.

Calculation Agent:	Wells Fargo Securities, LLC
No Listing:	The securities will not be listed on any securities exchange or automated quotation system.

PRS-7

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Terms of the Securities (Continued)

Material Consequences:

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” below on page PRS-31 and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid coupon-bearing derivative contract with respect to the Fund. If the securities are so characterized and treated (and such characterization and treatment are respected by the Internal Revenue Service (the “IRS”)) and subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), below, (i) the contingent coupon payments on the securities will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid contingent coupon payment, which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, exchange or maturity of your securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in a manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-32 below.

Although not entirely clear, it is possible that the purchase and ownership of the securities could be treated as a “constructive ownership transaction” with respect to the Fund that is subject to the constructive ownership rules of Section 1260 of the Code. Because the securities have a return profile that differs substantially from the return profile of the Fund, we believe that Section 1260 of the Code should not apply to your securities. If your securities were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale, redemption or maturity of your securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such ordinary income) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Fund referenced by your securities on the date that you purchased your securities and sold those shares on the date of the sale, redemption or maturity of the securities. Because the application of the constructive ownership rules to your securities is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis (in excess of the contingent coupon payments on your securities), whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities in excess of the contingent coupon payments. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your securities.

PRS-8

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Terms of the Securities (Continued)

You are urged to read the more detailed discussion under “United States Federal Income Tax Considerations” on page PRS-31 below.

If you are not a United States holder, as that term is defined under “United States Federal Income Tax Considerations” below on page PRS-31, contingent coupon payments you receive on your securities may be subject to United States withholding tax at a rate of up to 30%, and it is possible that amounts that you receive upon the sale, exchange or maturity of the securities will also be subject to United States federal income tax. You are urged to read the discussion under “United States Federal Income Tax Considerations—Non-United States Holders” below on page PRS-33.

Agent:	Wells Fargo Securities, LLC. The agent expects to make a profit by selling, structuring and, where applicable, hedging the securities.
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	94986RSV4

PRS-9

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Determining Payment On A Contingent Coupon Payment Date and at Maturity

On each quarterly contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the fund closing price of the Fund on the related quarterly calculation day, as follows:

On the stated maturity date, if the securities have not been automatically called prior to the stated maturity date, you will receive (in addition to the final contingent coupon payment, if any) a cash payment per security (the redemption amount) calculated as follows:

PRS-10

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Hypothetical Payout Profile

The following profile illustrates the potential payment at stated maturity on the securities (excluding the final contingent coupon payment, if any), assuming the securities have not been automatically called prior to the stated maturity date. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and whether you hold your securities to stated maturity.

PRS-11

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Risk Factors

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances. The index underlying the Fund is sometimes referred to as the “underlying index.”

If The Securities Are Not Automatically Called Prior to Stated Maturity, You May Lose Some Or All Of The Original Offering Price Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on your securities at stated maturity. If the securities are not automatically called prior to stated maturity, you will receive a payment at stated maturity that will be equal to or less than the original offering price per security, depending on the fund closing price of the Fund on the final calculation day.

If the ending price is less than the threshold price, the payment you receive at stated maturity will be reduced by an amount equal to the decline in the price of the Fund to the extent it is below the starting price (expressed as a percentage of the starting price). The threshold price is 70% of the starting price. For example, if the securities are not automatically called and the Fund has declined by 30.1% from the starting price to the ending price, you will not receive any benefit of the contingent downside protection feature and you will lose 30.1% of the original offering price per security. As a result, you will not receive any protection if the price of the Fund declines significantly and you may lose some, and possibly all, of the original offering price per security at stated maturity, even if the price of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

Even if the ending price is greater than the threshold price, the amount you receive at stated maturity will not exceed the original offering price, and your yield on the securities, taking into account any contingent coupon payments you may have received during the term of the securities, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating.

The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Quarterly Contingent Coupon Payment Dates, Or Even Throughout The Entire Two-Year Term Of The Securities.

On each quarterly contingent coupon payment date you will receive a contingent coupon payment if, and only if, the fund closing price of the Fund on the related calculation day is greater than or equal to the threshold price. If the fund closing price is less than the threshold price on any calculation day, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the fund closing price of the Fund is less than the threshold price on each calculation day over the term of the securities, you will not receive any contingent coupon payments over the entire two-year term of the securities.

You May Be Fully Exposed To The Decline In The Fund From The Starting Price, But Will Not Participate In Any Positive Performance Of The Fund.

Even though you will be fully exposed to a decline in the price of the Fund below the threshold price, you will not participate in any increase in the price of the Fund over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the price of the Fund.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities may be reduced to as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

PRS-12

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Risk Factors (Continued)

The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities, as well as hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities, based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Secondary market prices, if any, for the securities will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates purchases the securities from you at any time up to the issue date or during the 3-month period following the issue date, the secondary market price will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs, which includes the projected profit that is expected to accrue over time, is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. We expect that this increase will also be reflected in the value indicated for the securities on any brokerage account statements.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the price of the Fund at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

•

Fund Performance. The value of the securities prior to maturity will depend substantially on the price of the Fund. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the price of the Fund at such time is less than, equal to or not sufficiently above the starting price or threshold price.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Fund. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Fund changes.

PRS-13

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Risk Factors (Continued)

•

Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current price of the Fund. This difference will most likely reflect a discount due to expectations and uncertainty concerning the price of the Fund during the period of time still remaining to the stated maturity date.

•

Dividend Yields On Securities Included In The Fund. The value of the securities may be affected by the dividend yields on securities held by the Fund (the amount of such dividends may influence the closing price of the shares of the Fund).

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, you will not receive the contingent coupon payments that would have accrued, if any, had the securities been called on a later calculation day or held until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Fund. Because numerous factors are expected to affect the value of the securities, changes in the price of the Fund may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Historical Prices Of The Fund Or The Securities Included In The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.

The trading price of the shares of the Fund will determine the price of the Fund and, therefore, whether the securities will be automatically called on any of the first seven calculation days or the amount payable to you at maturity and whether contingent coupon payments will be made. As a result, it is impossible to predict whether the closing price of the Fund will fall or rise compared to its starting price. The trading price of the shares of the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which the Fund and the securities comprising the Fund are traded and the values of the Fund and such securities. Accordingly, any historical prices of the Fund do not provide an indication of the future performance of the Fund.

An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks In The Homebuilding Industry.

The Fund, because it is concentrated in the homebuilding industry, may be adversely affected not only by the performance of the companies in the homebuilding industry, such as homebuilding companies, home furnishings companies or building products companies, in which it invests but also may be more susceptible to any single economic, market, political or regulatory occurrence affecting the homebuilding industry. Investment in the homebuilding industry is subject to many of the same risks associated with the direct ownership of real estate such as: the availability of financing for home buyers; employment levels and job growth; interest rates; consumer confidence; the availability of suitable undeveloped land; housing demand; the value of real estate properties; federal, state and local laws and regulations concerning the development of land and construction; home and commercial real estate sales; financing and environmental protection; and competition among companies which engage in the homebuilding business. In addition, weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods and fires can harm the homebuilding business. The Fund is classified as “non-diversified.” A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the Fund may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

The Fund May Not Be Representative Of An Investment In The Homebuilding Industry.

The Fund does not represent a direct investment in the homebuilding industry. The Fund consists of securities of companies whose primary lines of business are directly associated with the homebuilding industry. As a result, the fund closing price will be influenced by a variety of economic, financial and other factors affecting those companies, some of which may be unrelated to the market or

PRS-14

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Risk Factors (Continued)

other conditions applicable to the homebuilding industry. As a result, the Fund may not perfectly correlate with the performance of the homebuilding industry and the fund closing price could decrease even if the performance of the homebuilding industry as a whole increases.

Changes That Affect The Fund Or The Underlying Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the fund sponsor of the Fund (the “fund sponsor”) concerning the calculation of the Fund’s net asset value, additions, deletions or substitutions of securities in the Fund and the manner in which changes in the underlying index are reflected in the Fund, and changes in those policies, could affect the closing price of the shares of the Fund and, therefore, may affect the value of the securities, the likelihood of the occurrence of an automatic call, the amount payable at stated maturity and whether contingent coupon payments will be made. Similarly, the policies of the sponsor of the underlying index (the “underlying index sponsor”) concerning the calculation of the underlying index and the addition, deletion or substitution of securities comprising the underlying index and the manner in which the underlying index sponsor takes account of certain changes affecting such securities may affect the level of the underlying index and the closing price of the shares of the Fund and, therefore, may affect the value of the securities, the likelihood of the occurrence of an automatic call, the amount payable at stated maturity and whether contingent coupon payments will be made. The underlying index sponsor could also discontinue or suspend calculation or dissemination of the underlying index or materially alter the methodology by which it calculates the underlying index. Any of such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

Actions by any company whose securities are included in the Fund or in the underlying index may have an adverse effect on the price of its security, the closing price of the Fund on any calculation day, the ending price and the value of the securities. We are not affiliated with any company whose security is represented in the Fund or the underlying index. These companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the fund sponsor or the underlying index sponsor (collectively, the “sponsors”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the management or calculation of the Fund or the underlying index. We have derived the information about the sponsors and the Fund and the underlying index contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Fund, the underlying index and the sponsors. The sponsors will not be involved in the offering of the securities made hereby in any way and the sponsors do not have any obligation to consider your interests as an owner of securities in taking any actions that might affect the value of the securities.

An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.

The performance of the shares of the Fund may not exactly replicate the performance of the underlying index because the Fund may not invest in all of the securities included in the underlying index and because the Fund will reflect transaction costs and fees that are not included in the calculation of the underlying index. The Fund may also hold securities or derivative financial instruments not included in the underlying index. It is also possible that the Fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of the Fund may differ from the net asset value per share of the Fund. As a result, the performance of the Fund may not correlate perfectly with the performance of the underlying index, and the return on the securities based on the performance of the Fund will not be the same as the return on securities based on the performance of the underlying index.

You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.

You will not become a holder of shares of the Fund or a holder of securities included in the underlying index as a result of owning a security. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such shares or securities. You will have no right to receive delivery of any shares or securities at stated maturity or upon automatic call.

PRS-15

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Risk Factors (Continued)

Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

An adjustment factor, as described herein, will be used to determine the fund closing price of the Fund. The adjustment factor will be adjusted by the calculation agent for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the value of the securities may be adversely affected.

The Calculation Agent Can Postpone A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date If A Calculation Day Is Postponed.

The determination of the fund closing price of the Fund on a calculation day (including the final calculation day), will be postponed if the calculation agent determines that such day is not a trading day or if a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs, the related contingent coupon payment date or call settlement date, as applicable, will be postponed and the stated maturity date may be postponed.

Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

We or one or more of our affiliates may, at present or in the future, publish research reports on the Fund or the underlying index or the companies whose securities are included in the Fund or the underlying index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the price of the Fund or the price of securities included in the underlying index and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Fund or the underlying index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the companies whose securities are included in the Fund or the underlying index. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

For the foregoing reasons, you are encouraged to derive information concerning the Fund from multiple sources and should not rely on the views expressed by us or our affiliates.

One Of Our Affiliates Will Be The Calculation Agent And Has Calculated The Estimated Value Of The Securities And, As A Result, Potential Conflicts Of Interest Could Arise.

WFS, which is our affiliate and the agent for the distribution of the securities, will be the calculation agent for purposes of determining, among other things, the starting price and the ending price, the fund closing price on each calculation day, whether the securities are automatically called on any of the first seven quarterly calculation days, the amount of the payment you receive upon automatic call or at stated maturity, determining whether adjustments should be made to the closing price and adjustment factor and whether a market disruption event has occurred on any calculation day. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, the estimated value of the securities set forth on the cover page of this pricing supplement was calculated for us by WFS.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Price Of The Fund, Prices Of Securities Included In The Fund Or The Value Of The Securities.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the securities. Pursuant to such hedging activities, we or one or more of our affiliates may acquire shares of the Fund or may acquire securities included in the Fund or the underlying index or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in shares of the Fund or any of the securities included in the Fund or the underlying index, or derivative or synthetic instruments related to those securities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the Fund or the underlying index. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the shares of the Fund or the prices of the securities included in the Fund or the underlying index and, accordingly, increase or decrease the price of the Fund. Although we have no reason to believe that any of those activities will have a material impact on the price of the Fund or the level of the underlying index, these activities could have such an effect. Profits or losses from any of the positions discussed above cannot be ascertained until the position is closed out and any

PRS-16

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Risk Factors (Continued)

offsetting position or positions are taken into account. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return on the securities at maturity or in a secondary market transaction.

We or one or more of our affiliates may also engage in trading in the shares of the Fund or the securities included in the Fund or the underlying index and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the securities from time to time and may, in our or their sole discretion, hold or resell those securities. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your security may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Fund or the underlying index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The United States federal income tax consequences of your investment in the securities are uncertain and there is no authority that specifically addresses the United States federal income tax treatment of the securities. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. We urge you to read the discussion under “United States Federal Income Tax Considerations” below on page PRS-31 and to consult your tax advisor.

PRS-17

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the original offering price of your securities plus a final contingent coupon payment on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal any contingent coupon payments received prior to the call settlement date and the contingent coupon payment received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical ending prices of the Fund:

•	the hypothetical percentage change from the hypothetical starting price to the hypothetical ending price, assuming a hypothetical starting price of $31.83; and

•	the hypothetical redemption amount payable at stated maturity per security (excluding the final contingent coupon payment, if any).

Hypothetical ending price	Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical payment at stated maturity per security
$55.70	75.00%	$1,000.00
$50.93	60.00%	$1,000.00
$47.75	50.00%	$1,000.00
$44.56	40.00%	$1,000.00
$41.38	30.00%	$1,000.00
$38.20	20.00%	$1,000.00
$35.01	10.00%	$1,000.00
$31.83(1)	0.00%	$1,000.00
$28.65	-10.00%	$1,000.00
$25.46	-20.00%	$1,000.00
$22.28	-30.00%	$1,000.00
$21.96	-31.00%	$690.00
$19.10	-40.00%	$600.00
$15.92	-50.00%	$500.00
$12.73	-60.00%	$400.00
$7.96	-75.00%	$250.00
(1)	The hypothetical starting price.

The above figures do not take into account contingent coupon payments, if any, received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the redemption amount received at maturity; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to stated maturity, the actual amount you will receive at stated maturity will depend on the actual starting price, ending price and threshold price.

PRS-18

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Hypothetical Payment at Stated Maturity

Set forth below are three examples of calculations of the redemption amount at stated maturity (rounded to two decimal places), assuming that the securities have not been automatically called prior to stated maturity and assuming the hypothetical starting price, threshold price and ending prices indicated in the examples.

Example 1. Ending price is greater than the starting price, and the redemption amount is equal to the original offering price of your securities at maturity:

Hypothetical starting price: $31.83

Hypothetical ending price: $40.00

Hypothetical threshold price: $22.281, which is 70% of the hypothetical starting price

Since the hypothetical ending price is greater than the hypothetical threshold price, the redemption amount would equal the original offering price. Although the hypothetical ending price is significantly greater than the hypothetical starting price in this scenario, the redemption amount will not exceed the original offering price.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final contingent coupon payment.

Example 2. Ending price is less than the starting price but greater than the threshold price, and the redemption amount is equal to the original offering price of your securities at maturity:

Hypothetical starting price: $31.83

Hypothetical ending price: $25.00

Hypothetical threshold price: $22.281, which is 70% of the hypothetical starting price

Since the hypothetical ending price is less than the hypothetical starting price, but not by more than 30%, you would be repaid the original offering price of your securities at maturity.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final contingent coupon payment.

Example 3. Ending price is less than the threshold price, and the redemption amount is less than the original offering price of your securities at maturity:

Hypothetical starting price: $31.83

Hypothetical ending price: $18.00

Hypothetical threshold price: $22.281, which is 70% of the hypothetical starting price

Since the hypothetical ending price is less than the hypothetical starting price by more than 30%, you would lose a portion of the original offering price of your securities and receive the redemption amount equal to:

$1,000 –	$1,000	x	$31.83 – $18.00	= $565.50
$31.83

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $565.50 per security, but no final contingent coupon payment.

These examples illustrate that you will not participate in any appreciation of the Fund, but will be fully exposed to a decrease in the Fund if the ending price is less than the threshold price.

To the extent that the starting price, threshold price and ending price differ from the values assumed above, the results indicated above would be different.

PRS-19

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Additional Terms of the Securities

Wells Fargo will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine whether the securities are automatically called on any of the first seven quarterly calculation days, the amount of the payment you receive upon automatic call or at stated maturity and the contingent coupon payments, if any. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine the fund closing price of the Fund under certain circumstances;

•	determine if adjustments are required to the fund closing price of the Fund under various circumstances; and

•	if the Fund undergoes a liquidation event, select a successor fund (as defined below) or, if no successor fund is available, determine the fund closing price.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)

The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchange or otherwise relating to the shares (or other applicable securities) of the Fund or any successor fund on the relevant exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant exchange or otherwise.

(B)

The occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the Fund or any successor fund on any related exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise.

(C)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the Fund or any successor fund on the relevant exchange at any time during the one-hour period that ends at the close of trading on that day.

(D)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the Fund or any successor fund on any related exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)

The closure of the relevant exchange or any related exchange with respect to the Fund or any successor fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at the close of trading on that day.

(F)	The relevant exchange or any related exchange with respect to the Fund or any successor fund fails to open for trading during its regular trading session.

PRS-20

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Additional Terms of the Securities (Continued)

For purposes of determining whether a market disruption event has occurred:

(1)	“close of trading” means the scheduled closing time of the relevant exchange with respect to the Fund or any successor fund; and

(2)

the “scheduled closing time” of the relevant exchange or any related exchange on any trading day for the Fund or any successor fund means the scheduled weekday closing time of such relevant exchange or related exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

If a market disruption event occurs or is continuing on any calculation day, such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day. If the calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing with respect to the Fund on such eighth trading day, the calculation agent will determine the closing price of the Fund on such eighth trading day based on its good faith estimate of the value of the shares (or other applicable securities) of the Fund as of the close of trading on such eighth trading day.

Anti-dilution Adjustments Relating to the Fund; Alternate Calculation

Anti-dilution Adjustments

The calculation agent will adjust the adjustment factor as specified below if any of the events specified below occurs with respect to the Fund and the effective date or ex-dividend date, as applicable, for such event is after the pricing date and on or prior to the final calculation day.

The adjustments specified below do not cover all events that could affect the Fund, and there may be other events that could affect the Fund for which the calculation agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, the Fund, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the calculation agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the securities. All determinations made by the calculation agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Fund.

For any event described below, the calculation agent will not be required to adjust the adjustment factor unless the adjustment would result in a change to the adjustment factor then in effect of at least 0.10%. The adjustment factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)	Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of securities which a holder of one share (or other applicable security) of the Fund before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)	Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the securities are linked has been made by the Fund ratably to all holders of record of such shares (or other applicable security), then the adjustment factor will be adjusted on the ex-dividend date to equal the prior adjustment factor plus the product of the prior adjustment factor and the number of shares (or other applicable security) of the Fund which a holder of one share (or other applicable security) of the Fund before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the Fund paid or distributed is based on a fixed cash equivalent value.

PRS-21

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Additional Terms of the Securities (Continued)

(C)	Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the adjustment factor will be adjusted on the ex-dividend date to equal the product of the prior adjustment factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the Fund on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of the Fund on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the calculation agent determines, in its sole discretion, is extraordinary or special; and

(2)

“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the Fund will equal the amount per share (or other applicable security) of the Fund of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the calculation agent in its sole discretion.

A distribution on the securities of the Fund described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)	Other Distributions

If the Fund declares or makes a distribution to all holders of the shares (or other applicable security) of the Fund of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the calculation agent may, in its sole discretion, make such adjustment (if any) to the adjustment factor as it deems appropriate in the circumstances. If the calculation agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.

(E)	Reorganization Events

If the Fund, or any successor fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the Fund is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the adjustment factor or the method of determining the redemption amount, whether the securities are automatically called on any of the first seven quarterly calculation days, whether a contingent coupon payment will be made or any other terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event, and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem such event a liquidation event (as defined below).

Liquidation Events

If the Fund is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the calculation agent determines, in its sole discretion, to be comparable to the Fund, then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, any subsequent fund closing price for the Fund will be determined by reference to the fund closing price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”), with such adjustments as the calculation agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.

If the Fund undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any fund closing price of the Fund is to be determined and the calculation agent determines that no successor fund is available at such time, then the calculation agent will, in its discretion, calculate the fund closing price for the Fund on such date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Fund, provided that if the calculation agent determines in its discretion that it is not practicable to replicate the Fund (including but not limited to the instance in which the underlying index sponsor discontinues publication of the underlying index), then the calculation agent will calculate the fund closing price for the Fund in accordance with the formula last used to calculate such fund closing price before such liquidation event, but using only those securities that were held by the Fund immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.

PRS-22

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

Additional Terms of the Securities (Continued)

If a successor fund is selected or the calculation agent calculates the fund closing price as a substitute for the Fund, such successor fund or fund closing price will be used as a substitute for the Fund for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, a liquidation event with respect to the Fund may adversely affect the value of the securities.

If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the securities unless the calculation agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating the Fund or a successor fund, or the underlying index, is changed in a material respect, or if the Fund or a successor fund is in any other way modified so that the Fund does not, in the opinion of the calculation agent, fairly represent the price of the securities of the Fund or such successor fund had such changes or modifications not been made, then the calculation agent may, at the close of business in New York City on the date that any fund closing price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of the Fund comparable to the Fund or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the fund closing price and the redemption amount and determine whether the securities are automatically called on any of the first seven quarterly calculation days and whether a contingent coupon payment will be made with reference to such adjusted closing price of the Fund or such successor fund, as applicable.

Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the redemption amount, calculated as provided herein, plus a portion of a final contingent coupon payment, if any. The redemption amount and any final contingent coupon payment will be calculated as though the date of acceleration were the final calculation day. The final contingent coupon payment, if any, will be prorated from and including the immediately preceding contingent coupon payment date to but excluding the date of acceleration.

PRS-23

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

The SPDR® S&P® Homebuilders ETF

The Fund is issued by The SPDR Series Trust, a registered open-end management investment company. The Fund seeks to provide investment results that, before fees and expenses, correspond generally to the performance of the S&P® Homebuilders Select Industry™ Index. Information provided to or filed with the SEC under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839 and can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The Fund is listed on the NYSE Arca, Inc. under the ticker symbol “XHB.”

This pricing supplement relates only to the securities offered hereby and does not relate to the Fund. We have derived all disclosures contained in this pricing supplement regarding the Fund from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Fund. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Fund in connection with the offer and sale of securities. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Fund (and therefore the price of the Fund at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Fund could affect the payment at maturity with respect to the securities and therefore the trading prices of the securities.

We and/or our affiliates may presently or from time to time engage in business with the Fund. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Fund, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

The S&P Homebuilders Select Industry Index

We obtained all information contained in this pricing supplement regarding the S&P Homebuilders Select Industry Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or “S&P”), the sponsor of the S&P Homebuilders Select Industry Index. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P Homebuilders Select Industry Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the S&P Homebuilders Select Industry Index in connection with the offer and sale of securities.

According to publicly available information, on July 2, 2012, The McGraw-Hill Companies, Inc., which owned the S&P Indices business, and CME Group, Inc., which is a 90% owner of the joint venture that owned the Dow Jones Indexes business, announced the launch of a new joint venture, S&P Dow Jones Indices. S&P Dow Jones Indices owns the S&P Indices business, including the S&P Homebuilders Select Industry Index, and the Dow Jones Indexes business.

General

The S&P Homebuilders Select Industry Index (the “S&P Homebuilders Index”) is an equally-weighted index that is designed to measure the performance of the homebuilders sub-industry of the S&P® Total Market Index (the “S&P TM Index”), a benchmark that measures the performance of the United States equity market. The S&P TM Index offers broad market exposure to companies of all market capitalizations, including all common equities listed on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Only U.S. companies are eligible for inclusion in the S&P TM Index. The S&P Homebuilders Index is one of the 25 S&P Select Industry Indices (collectively, the “Select Industry Indices” and each, a “Select Industry Index”), each designed to measure the performance of a sub-industry or group of sub-industries based on the Global Industry Classification Standards (“GICS”). The S&P Homebuilders Index includes companies in the following sub-industries: homebuilding, building products, home furnishings, home improvement retail, homefurnishing retail and household appliances. Each of the component stocks in the S&P Homebuilders Index is a constituent company within the homebuilding sub-industry of the S&P TM Index.

PRS-24

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

The SPDR® S&P® Homebuilders ETF (Continued)

Index Inclusion Criteria

To be eligible for inclusion in a Select Industry Index, including the S&P Homebuilders Index, companies must be in the S&P TM Index, must be included in the relevant GICS sub-industry (e.g., homebuilding) and must satisfy one of the two following combined size and liquidity criteria:

•	float-adjusted market capitalization above $500 million and float-adjusted liquidity ratio (“FALR”) above 90%; or

•	float-adjusted market capitalization above $400 million and FALR above 150%.

All companies satisfying the above requirements are included in the applicable Select Industry Index. The total number of companies in each Select Industry Index should be at least 35. If there are fewer than 35 stocks in a Select Industry Index, stocks from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date. Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their FALR falls below 50%.

Eligibility Factors

Market Capitalization. Float-adjusted market capitalization should be at least $400 million for index inclusion. Existing index components must have a float-adjusted market capitalization of $300 million to remain in the index at each rebalancing.

Liquidity. The liquidity measurement used is a liquidity ratio, defined by dollar value traded over the previous 12 months divided by float-adjusted market capitalization as of the index-rebalancing date. Stocks having a float-adjusted market capitalization above $500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Stocks having a float-adjusted market capitalization between $400 and $500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in a Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

Domicile. Only U.S. companies are eligible for inclusion in the Select Industry Indices.

Takeover Restrictions. At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the applicable Select Industry Index.

Turnover. S&P believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification. A Select Industry Index includes companies in the applicable GICS sub-industries.

Index Construction and Calculations

The Select Industry Indices are equally-weighted, with adjustments to constituent weights to ensure concentration and liquidity requirements, and calculated by the divisor methodology.

The initial divisor is set to have a base index value of 1000 on December 17, 1999. The index value is simply the index market value divided by the index divisor.

In order to maintain index series continuity, it is necessary to adjust the divisor at each rebalancing.

Constituent Weightings

At each quarterly rebalancing, stocks are initially equally-weighted using closing prices as of the second Friday of the last month of quarter as the reference price. Adjustments are then made to ensure that there are no stocks whose weight in the applicable Select Industry Index is more than can be traded in a single day for a $500 million portfolio.

S&P calculates a maximum basket liquidity weight for each stock in the applicable Select Industry Index using the ratio of its three-month average daily value traded to $500 million. Each stock’s weight in the applicable Select Industry Index is, then, compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight or its initial equal weight. All excess weight is redistributed across the applicable Select Industry Index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the applicable Select Industry Index has a weight greater than 4.5%. This step of the iterative weighting process

PRS-25

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

The SPDR® S&P® Homebuilders ETF (Continued)

may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P will make no further adjustments.

Timing of Changes

Additions. Companies are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new company will be added to the applicable Select Industry Index at the weight of the deleted constituent. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements. The merged company will be added to the applicable Select Industry Index at the weight of the pre-merger index constituent. If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction. In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action. If the S&P TM Index treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the applicable Select Industry Index will treat the spin-off this way as well.

Deletions. A company is deleted from the applicable Select Industry Index if the S&P TM Index drops the constituent. If a constituent deletion causes the number of companies in the relevant index to fall below 22, each stock deletion is accompanied with a stock addition. In case of GICS changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Index Maintenance

The membership of the Select Industry Indices is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

The tables below summarize the types of index maintenance adjustments and indicate whether or not an index adjustment is required.

S&P TM Index Actions

S&P TM Index Action	Adjustment Made to index	Divisor Adjustment?

Constituent deletion	If the constituent is a member of the applicable Select Industry Index, it is dropped.	Yes

Constituent add	Only in cases where the deletion causes the component count to fall below 22 stocks, then the dropped stock is accompanied by an add assuming the weight of the dropped stock.	No, except in the case of stocks removed at $0.00

For equal and modified market cap weighted indices, when a stock is removed from an index at a price of $0.00, the stock’s replacement will be added to the index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.

Share changes between quarterly share adjustments	None.	No

Quarterly share changes	There is no direct adjustment, however, on the same date the applicable Select Industry Index rebalancing will take place.	Only because of the index rebalancing.

GICS change	None. If, after the GICS change, a company no longer qualifies to belong to the applicable Select Industry Index, it is removed at the next rebalancing.	No

Corporate Actions

Corporate Action	Adjustment Made to index	Divisor Adjustment?

Spin-off	In general, both the parent company and spin-off companies will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index. When there is no market-	No

PRS-26

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

The SPDR® S&P® Homebuilders ETF (Continued)

determined price available for the spin, the spin is added to the index at zero price at the close of the day before the ex- date.

Rights Offering	The price is adjusted to the price of the parent company minus (the price of the rights subscription/rights ratio). Index shares change so that the company’s weight remains the same as its weight before the rights offering.	No

Stock Dividend, Stock Split, Reverse Stock Split	Index shares are multiplied by and price is divided by the split factor.	No

Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	None.	No

Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Historical Data

We obtained the closing prices of the Fund listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the value of the Fund at any time from Bloomberg under the symbol “XHB” or from the SPDR website at www.spdrs.com. No information contained on the SPDR website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the Fund for the period from January 31, 2006 to January 21, 2014. The closing price on January 21, 2014 was $31.83.

PRS-27

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

The SPDR® S&P® Homebuilders ETF (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the Fund for each quarter in the period from January 31, 2006 through December 31, 2013 and for the period from January 1, 2014 to January 21, 2014.

	High	Low	Last
2006
January 31, 2006 to March 31, 2006	$46.14	$42.01	$44.60
Second Quarter	$46.40	$32.70	$33.92
Third Quarter	$34.25	$29.40	$32.88
Fourth Quarter	$38.66	$32.28	$37.40
2007
First Quarter	$39.70	$32.55	$32.55
Second Quarter	$35.90	$30.36	$30.36
Third Quarter	$30.92	$21.31	$21.40
Fourth Quarter	$23.55	$17.14	$19.40
2008
First Quarter	$23.36	$15.90	$21.77
Second Quarter	$24.05	$16.62	$16.62
Third Quarter	$22.30	$14.72	$19.54
Fourth Quarter	$20.00	$8.91	$11.97
2009
First Quarter	$13.15	$8.23	$10.62
Second Quarter	$14.11	$10.88	$11.75
Third Quarter	$16.47	$10.73	$15.03
Fourth Quarter	$15.68	$13.79	$15.11
2010
First Quarter	$17.03	$14.98	$16.82
Second Quarter	$19.64	$14.30	$14.30
Third Quarter	$15.91	$13.88	$15.81
Fourth Quarter	$17.66	$15.40	$17.39
2011
First Quarter	$18.73	$17.31	$18.21
Second Quarter	$19.05	$17.07	$18.05
Third Quarter	$18.51	$13.17	$13.29
Fourth Quarter	$17.25	$12.55	$17.10
2012
First Quarter	$21.83	$17.37	$21.33
Second Quarter	$22.21	$19.06	$21.35
Third Quarter	$25.93	$20.84	$24.82
Fourth Quarter	$26.89	$24.35	$26.60
2013
First Quarter	$30.52	$26.97	$29.99
Second Quarter	$32.44	$28.02	$29.42
Third Quarter	$31.73	$28.32	$30.57
Fourth Quarter	$33.30	$29.11	$33.30
2014
January 1, 2014 to January 21, 2014	$33.15	$31.83	$31.83

PRS-28

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

•

the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or

PRS-29

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

ERISA Considerations (Continued)

holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of the securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

PRS-30

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the securities and receiving payments under the securities. This discussion is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns securities as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells securities as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX

PRS-31

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

United States Federal Income Tax Considerations (Continued)

CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a security for all tax purposes as a pre-paid coupon-bearing derivative contract with respect to the Fund, and the terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the securities. If the securities are so characterized and treated (and such characterization and treatment are respected by the Internal Revenue Service (the “IRS”)), and subject to the discussion below regarding the application of Section 1260 of the Code, (i) the contingent coupon payments on the securities will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid contingent coupon payment, which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, exchange or maturity of your securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. Your holding period for your securities should generally begin on the date after the issue date (i.e., the settlement date) and, if you hold your securities until maturity, your holding period should generally include the stated maturity date.

Section 1260 of the Code. Although not entirely clear, it is possible that the purchase and ownership of the securities could be treated as a “constructive ownership transaction” with respect to the Fund that is subject to the constructive ownership rules of Section 1260 of the Code. Because the securities have a return profile that differs substantially from the return profile of the Fund, we believe that Section 1260 of the Code should not apply to your securities. If your securities were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale, redemption or maturity of your securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such ordinary income) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Fund referenced by your securities on the date that you purchased your securities and sold those shares on the date of the sale, redemption or maturity of the securities. Because the application of the constructive ownership rules to your securities is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

Alternative Treatments. It is possible that the securities could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment obligations rules, the amount of interest you would be required to take into account over the term of the securities would be determined by constructing a projected payment schedule for the securities (the “projected payment schedule”), and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed-rate debt instrument with terms and conditions otherwise similar to the securities (the “comparable yield”) and then determining the projected payment schedule as of the issue date that would produce the comparable yield. United States holders would generally accrue interest income on contingent payment debt instruments at the comparable yield.

If the actual amounts of the contingent coupon payments were different from the amounts reflected in the projected payment schedule, you would be required to make adjustments in your accruals under the noncontingent bond method described above when those amounts would be paid. Adjustments arising from contingent coupon payments that would be greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent coupon payments that would be less than the assumed amounts are referred to as “negative adjustments”. Positive and negative adjustments would be netted for each taxable year with respect to the securities. Any net positive adjustment for a taxable year would be treated as additional original issue discount income of a United States holder. Any net negative adjustment would reduce any original issue discount on the securities for the taxable year that would otherwise accrue. Any excess would then be treated as a current-year ordinary loss to the United States holder to the extent of original issue discount accrued in prior years. The balance, if any, would be treated as a negative adjustment in subsequent taxable years. Finally, to the extent that it would not have previously been taken into account, an excess negative adjustment would reduce the amount realized upon a sale, exchange or maturity of the securities.

PRS-32

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

United States Federal Income Tax Considerations (Continued)

Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should not include the contingent coupon payments in income as you receive them and instead you should reduce your basis in your securities by the amount of the contingent coupon payments that you receive; (ii) all or a portion of the contingent coupon payments should be treated as put premium, in which case you would not currently include the amount so treated in income but would instead recognize short-term capital gain or reduce the amount of capital loss you would otherwise recognize at maturity, as the case may be; (iii) any gain or loss that you recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss; or (iv) your securities should be treated as a notional principal contract for tax purposes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for United States federal income tax purposes.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis (in excess of the contingent coupon payments on your securities), whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities in excess of the contingent coupon payments. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your securities.

Medicare Tax. For taxable years beginning after December 31, 2012, if you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include your net gains from the disposition of the securities and may include the contingent coupon payments on the securities, unless such net gains and payments of the contingent coupon are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your net investment income in respect of your investment in the securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the securities or a sale, exchange or maturity of the securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the securities or a sale, exchange or maturity of the securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of securities.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors may be required to report to the IRS any payments made to you on your securities. In addition, Wells Fargo and other payors may be required to report to the IRS any payment of proceeds of the sale or exchange of your securities before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding may apply to any payments made to you on your securities if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

Non-United States Holders. The following section addresses the tax treatment of a non-United States holder of securities. You are a non-United States holder if you are a beneficial owner of a security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a security.

PRS-33

Auto-Callable Access Securities with Contingent Coupon

and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016

United States Federal Income Tax Considerations (Continued)

Because significant aspects of the tax treatment of the securities are uncertain, if we are the withholding agent with respect to payments of the contingent coupon on the securities, we intend to withhold at a rate of 30% on such payments made to a non-United States holder, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). In order to claim an exemption from or a reduction of the 30% withholding tax, a non-United States holder of a security must comply with certification requirements to establish that it is not a United States holder and is eligible for a reduction of or an exemption from withholding under an applicable tax treaty. Other withholding agents may take a similar position regarding their withholding obligations with respect to contingent coupon payments on the securities. If you are a non-United States holder, you are urged to consult your own tax advisor regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.

Proposed U.S. Treasury Department regulations issued pursuant to Section 871(m) of the Code, if finalized in their current form, would require withholding at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made after December 31, 2015 to non-United States holders in respect of financial instruments that reference U.S. stocks. Under these rules, withholding may be required even in the absence of any actual dividend-linked payment made pursuant to the instrument. These rules apply only to instruments acquired on or after March 5, 2014, and therefore they generally should not apply to initial non-United States holders that acquire their notes in this offering. It is possible, however, that withholding requirements under these rules will apply to notes acquired by an initial non-United States holder if the non-United States holder enters into one or more other transactions with respect to the Fund on or after March 5, 2014. Moreover, it is possible that a withholding agent may withhold on payments made to initial non-United States holders that purchase the notes in this offering if the withholding agent cannot determine the date on which the non-United States holder acquired the notes. Additionally, a purchaser of the notes on or after March 5, 2014 that is a non-U.S. person might be subject to withholding under these rules, depending on the facts as of the date of the acquisition. As a result, an initial holder’s ability to transfer the notes on a secondary market, if any, may be further limited because, depending on the facts on the date of transfer, a potential purchaser that is a non-U.S. person may be subject to withholding under these rules. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. These proposed regulations are extremely complex. Non-United States holders should consult their tax advisers regarding the U.S. federal income tax consequences to them of these proposed regulations.

If your securities are characterized and treated for all tax purposes as a pre-paid coupon-bearing derivative contract with respect to the Fund, as discussed above, and subject to the discussion above and the discussion of backup withholding below, you generally should not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the securities, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or

•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

If the first exception applies to you, you generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange or maturity of the securities) exceed capital losses allocable to United States sources. If the second exception applies to you, you will not be subject to the 30% tax discussed in the previous sentence (assuming you provide certification on IRS Form W-8ECI), but you generally will be subject to United States federal income tax with respect of such gain in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your securities unless you comply with certain certification and identification requirements as to your foreign status. In addition, we and other payors may be required to report contingent coupon payments on your securities on IRS Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the securities, including any possible alternative characterizations and treatments of the securities.

PRS-34